OPTION AGREEMENT

               This Agreement is made as of October 15, 2003

BETWEEN:

QUINCY RESOURCES INC., a corporation incorporated under the laws of Nevada and having an address of 309 Center Street, Hancock, Michigan, facsimile no.: (906) 482-4695

("Quincy")

AND:

SEABRIDGE GOLD CORPORATION, a corporation incorporated under the laws of Nevada and, for the purposes of this Agreement, having an address of 172 King Street East, 3rd Floor, Toronto, Ontario, M5A 1J3, facsimile no.: (416) 367-2711

("Seabridge")

WHEREAS:

A.	Seabridge holds a 100% interest in certain unpatented mining claims known as the Quartz Mountain Project located in Lake County, Oregon; and

B.	Seabridge has determined to grant Quincy an exclusive option to eran a joint venture interest in the Quartz Mountain Project, not including the "Excluded Ounces" as defined herein.

NOW THEREFORE in consideration of the mutual promises made to each other in this Agreement, Seabridge and Quincy (each a "Party" and collectively the "Parties") hereby agree as follows:

1.	Representations and Warranties

	1.1.	Seabridge represents and warrants to Quincy that:

		(a)	Seabridge is a corporation duly organized, validly existing, and in good standing under the laws of Nevada.

		(b)	Seabridge has the requisite corporate power and authority:

			(i)	to enter into this Agreement and all other agreements contemplated hereby, and

			(ii)	to carry out and perform its obligations under the terms and provisions of this Agreement and all agreements contemplated hereby.

(c)
All requisite corporate action on the part of Seabridge, and its officers and directors, necessary for the execution, delivery and performance of this Agreement and all other agreements of Seabridge contemplated hereby, have been taken. This Agreement and all agreements and instruments contemplated hereby, when executed and delivered by Seabridge, will be legal, valid, and binding obligations of Seabridge enforceable against Seabridge in accordance with their terms. The execution, delivery and performance of this Agreement will not violate any provision of law; any order of any court or other agency of government; or any provision of any indenture, agreement or other instrument to which Seabridge is a party or by which its properties or assets are bound; or be in conflict with, result in a breach of, or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument. There is no law, rule or regulation, or any judgment, decree or order of any court or governmental authority binding on Seabridge which would be contravened by the execution, delivery, performance or enforcement of this Agreement or any instrument or agreement required hereunder. However, no representation is made as to:

	(i)	the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby; or

	(ii)	rights to indemnity under this Agreement for securities law liability.

Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties;

(d)
Seabridge holds a 100% interest in the 67 unpatented mining claims (the "Property") which are more fully described on Schedule "A" attached hereto, which claims are granted and held pursuant to the United States Mining Law of 1872. For the purpose of this Agreement, the Property excludes the 2.744 million ounce gold resource (the "Excluded Ounces") as defined in the April 12, 2002 report prepared by Michael J. Lechner;

(e)
The Property is subject to the terms and conditions of two royalty agreements, the first of which is dated December 17, 2001, by and between Seabridge and Quartz Mountain Resources Ltd. and Wavecrest Resources Inc. (the "QMR Royalty") which is attached hereto as Schedule "B"; and the second of which is dated December 18, 2001, as amended July 5, 2003, by and between Seabridge and William M. Sheriff (the "Sheriff Royalty") which is attached hereto as Schedule "C";

(f)
To the best of its knowledge and belief each of the unpatented claims included in the Property will have been validly located, filed and recorded in compliance with the laws of the State of Oregon and of the United States as they relate to location and recording of such claims; that Seabridge will have timely complied with all of the filing provisions of the Federal Land Policy and Management Act (43 U.S.C. Section 1701, et seq.) as they pertain to the unpatented claims included within the Property and that said claims are valid and subsisting mining claims;

(g)
Seabridge's rights in the Property are not subject to any prior agreement, encumbrance, burden or restriction, created by any act or instrument of Seabridge; that to the best of Seahridge's knowledge, the Property is free from liens and encumbrances and other adverse claims by third parties; and that the Property is not burdened with any royalties, overriding royalties, net profits interests or payments on production except for those which are fully described in the QMR Royalty and the Sheriff Royalty;

(h)
the execution, delivery and performance of this Agreement by Seabridge and the consummation of the transactions contemplated herein, including the transfer of an Interest in the Property to Quincy, does not and will not result in or constitute any of the following: (i) a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles or by-laws of Seabridge, or any lease, lien, permit, promissory note, security agreement, commitment, indenture, mortgage, hypothecation, deed of trust or other agreement, instrument or arrangement to which Seabridge is a party or by which it or the Property is bound; (ii) an event that would permit any party to rescind any agreement or accelerate the maturity of any obligation of Seabridge related to the Property; (iii) the creation or imposition of any lien on the Properly; or (iv) an event requiring the consent of any other party, including, without limitation, the shareholders of Seabridge; and

(i)
to the best of Seabridge's knowledge, there are no outstanding work orders or actions required to be taken relating to environmental matters, or any existing condition on the Property which could be the basis therefor, in respect to the Property or any operations thereon and that it has no knowledge of any other environmental issues affecting the Property.

1.2.	Quincy represents and warrants to Seabridge that:

	(a)	Quincy is a corporation duly organized, validly existing, and in good standing under the laws of Nevada.

	(b)	Quincy is duly registered to do business in the State of Nevada.

	(c)	Quincy has the requisite corporate power and authority:

		(i)	to enter into this Agreement and all other agreements contemplated hereby, and

		(ii)	to carry out and perform its obligations under the terms and provisions of this Agreement and all agreements contemplated hereby.

(d)
All requisite corporate action on the part of Quincy, and its officers and directors, necessary for the execution, delivery and performance of this Agreement and all other agreements of Quincy contemplated hereby, have been taken. This Agreement and all agreements and instruments contemplated hereby, when executed and delivered by Quincy, will be legal, valid, and binding obligations of Quincy enforceable against Quincy in accordance with their terms. The execution, delivery and performance of this Agreement will not violate any provision of law; any order of any court or other agency of government; or any provision of any indenture, agreement or other instrument to which Quincy is a party or by which its properties or assets are bound; or be in conflict with, result in a breach of, or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument. There is no law, rule or regulation, or any judgment, decree or order of any court or governmental authority binding on Quincy which would be contravened by the execution, delivery, performance or enforcement of this Agreement or any instrument or agreement required hereunder. However, no representation is made as to:

		(i)	the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby; or

(ii)
rights to indemnity under this Agreement for securities law liability. Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties;

		(e)	Quincy has obtained all consents, approvals, authorizations, declarations, or filings required by any federal, state, local, or other authority, or any lenders, creditors, and other third parties in connection with the valid execution, delivery, and performance of this Agreement and the consummation or the transaction contemplated hereby.

		(f)	All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Quincy in such manner as not to give rise to any valid claim against Seabridge for a brokerage commission, finder's fee or other fee or commission arising by reason of the transactions contemplated by this Agreement.

(g)

On the date of this Agreement, 17,044,751 common shares of Quincy are issued and outstanding and trade on the OTC Bulletin Board. Total shares outstanding on a fully diluted basis consist of 17,044,751 shares. When issued, Quincy shall make all reasonable efforts to ensure that the Share Payments (defined below) will be freely tradable and Quincy shall have complied with all of the requirements of that exchange for issuing the Share Payments.

1.3.
The representations and warranties hereinbefore set out are conditions upon which each of Seabridge and Quincy has relied in entering into this Agreement and shall survive the exercise of the Option, and each of Seabridge and Quincy hereby forever indemnifies and saves the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty made by it and contained in this agreement.

2.	The Option

2.1.
Grant of Option. Seabridge hereby irrevocably grants to Quincy the sole and exclusive option to earn a 50% legal and beneficial interest in the Property (not including the Excluded Ounces) and all of Seabridge's rights, licenses or permits relating thereto (the "Option") on the terms set out herein.

	2.2.	Option Earn-In. To maintain the Option in good standing and earn its 50% interest in the Property, Quincy must:

		(a)	incur Expenditures (as defined in Section 2.3) in the aggregate of one million five hundred thousand dollars ($1,500,000) on or prior to the fifth anniversary date of this Agreement (the "Option Period") with the following minimum cumulative expenditures:

			(i)	a total of $100,000 on or before the first anniversary date of this Agreement;

			(ii)	a total of $250,000 on or before the second anniversary date of this Agreement;

			(iii)	a total of $500,000 on or before the third anniversary date of this Agreement; and

			(iv)	a total of $1,500,000 on or prior to the fifth anniversary date of this Agreement; and

		(b)	issue Seabridge two hundred fifty thousand (250,000) fully paid and non-accessible common shares of Quincy (the "Share Payments") on the following schedule:

			(i)	50,000 common shares on execution of this Agreement; and

			(ii)	200,000 common shares within 30 days of satisfying the Expenditure obligations as detailed in 2.2(a).

	2.3.	Expenditures. For the purposes of Section 2.2(a), the term "Expenditures" means:

		(a)	all Land Holding Fees (as defined in Section 5.1);

		(b)	those costs incurred to perform work on the Property including, without limitation:

			(i)	payments and benefits to personnel engaged in the work program on the Property (including analysis and reports thereon) and such persons' travelling expenses;

			(ii)	costs of rehabilitation, reclamation or remediation;

			(iii)	disbursements for such third party services as drilling, assaying, geophysics and the like;

			(iv)	staking additional claims which become part of the Properly as provided for herein;

			(v)	consulting fees and labour costs;

			(vi)	costs of supplies and making equipment available, and the transportation thereof;

			(vii)	costs of transporting personnel;

			(viii)	title work and the costs of recording same; and

			(ix)	the cost of any acquisition included as part of the Property as provided for herein.

		(c)	For greater clarity, Expenditures shall not include Quincy corporate overheads, including executive or director salaries, fees or expenses.

	2.4.	Upon satisfying the conditions of Section 2.2, Quincy will be deemed to have exercised the Option whereupon a 50% interest in the Property shall vest in Quincy (the "Option Vesting").

3.	Termination of the Agreement

The initial $100,000 in Expenditures outlined in Section 2.2(a)(i) is a firm obligation of Quincy. All other Expenditures and Share Payments required to keep the Option in good standing as outlined in Section 2.2 are optional at the sole discretion of Quincy and Quincy shall not be required to make any such Payment or incur any such Expenditures unless it wishes to keep the Option in good standing. In the event Quincy does not incur the required aggregate Expenditures within the requisite time period but wishes to keep the Option in good standing, it shall be entitled to do so by making a non-refundable payment to Seabridge equal to the difference between the required minimum aggregate Expenditures and the amount of Expenditures actually incurred. This agreement may be terminated at any time by Quincy upon giving Seabridge 60 days written notice of termination, provided that such termination will not relieve Quincy of its obligation pursuant to Section 2.2(a)(i). Until Option Vesting has occurred, this Agreement shall automatically terminate if Quincy fails to:

		(a)	pay the Land Holding Fees (as defined in Section S.1);

		(b)	incur the Expenditures, or

		(c)	satisfy the Share Payments,

when due and Quincy does not cure such failure within 30 days after notice of such failure from Seabridge. Seabridge will provide Quincy with an invoice for all land holding costs, no later than 45 days prior to their due date. Quincy will have 15 days to remit such costs to Seabridge.

4.	Information Disclosure

Upon execution of this Agreement and throughout its term, Seabridge will make available to Quincy all information in its possession or control relating to work done on or with respect to the Property.

5.	Rights and Obligations Prior to Option Vesting

	5.1.	Land Holding Fees. Until the Option Vesting occurs or this Agreement is terminated, Quincy shall be responsible for all obligations associated with the Property including:

(a)
making all required payments to the U.S. Bureau of Land Management in connection with the Property, including reimbursement to Seabridge for payments already made to the BLM in connection with the 2003/2004 assessment year;

(b)
making required payments to Washoe County, Oregon, for intent-to-hold fees including the reimbursement to Seabridge for payments already made to the county in connection with the 2003/2004 assessment year;

and otherwise maintaining the Property in good standing (the "Land Holding Fees"), and any costs incurred in connection therewith shall be included as Expenditures pursuant to Section 2.3. Until Option Vesting occurs, neither party shall be entitled to create any liens or encumbrances against title to the Property or to alter the terms of any agreements affecting title to the Property without the prior written approval of the other party.

5.2.
Work Standards. All work done by Quincy shall be done in accordance with good mining, exploration and development practice and in compliance with all applicable laws and regulations including all reclamation obligations.

5.3.
Indemnity. Until the Option Vesting occurs Quincy shall indemnify and save harmless Seabridge from and against all suits, claims, demands, losses and expenses that directly arise as a result of Quincy's activities on the Property.

5.4.
Annual Reports. Until the Option Vesting occurs, Quincy shall provide Seabridge with annual reports indicating any results and interpretations obtained or received in connection with exploration or development work on the Property and an accounting of expenditures which were incurred. The annual report will be submitted to Seabridge on or before 90 days following each anniversary date of the Agreement. Notwithstanding such disclosure by Quincy, it shall not have any liability or responsibility to Seabridge in connection with any reports or results that it provides to Seabridge, or any information contained therein, and Seabridge agrees that it will rely on its own appraisals and interpretations related thereto.

5.5.
Site Visits. Until the Option Vesting occurs, Seabridge may visit the Property and have access to all exploration results from the Property, provided reasonable notice is given to Quincy and the costs of any such visits shall be borne by Seabridge and Quincy shall be held blameless and shall be indemnified by Seabridge for any claim or liability arising out of any actions by or the presence of Seabridge or its employees on the Property. Seabridge acknowledges and agrees that Quincy shall not bear any responsibility or liability for any use of any information so obtained by Seabridge or as to the accuracy or completeness of such information.

5.6.
Exclusive Possession.Until the Option Vesting occurs, Quincy will be the operator of the Property and in its sole discretion shall be responsible for proposing, carrying out and administering exploration and development work upon the Property and shall have exclusive charge of all operations on the Property. Quincy shall have full rights of access to and quiet and exclusive possession of the Property and have the exclusive right to conduct exploration and development work on the Property, with the full right to remove mineral samples and ores for the purpose of assays and tests, and to have such buildings, machinery, equipment and supplies on the Property as it deems necessary.

5.7.
Dropping Claims. Until the Option Vesting occurs, and upon providing Seabridge with notice to that effect, Quincy may relinquish to Seabridge one or more of the claims comprising the Property, provided that if notice of relinquishment of claims is provided between June 30 and August 31, in any year, Quincy shall be responsible for paying the filing fees and claim maintenance costs to keep such claims in good standing for the next year, whereupon Quincy shall have no further obligations with respect to such claims. In the event that at any time, until the Option Vesting occurs, Quincy has dropped or transferred to Seabridge the claims which comprise the whole of the Property, then this Agreement shall thereupon terminate and Quincy shall have no further obligations or responsibilities in respect of the Property or to Seabridge. If Quincy wishes to withdraw from this Agreement prior to the Option Vesting occurring or wishes to drop or abandon any claims comprising the Property in accordance with the terms hereof, it must complete all its cleanup, rehabilitation and reclamation obligations with respect to any work it has conducted hereunder with respect to the claims comprising the Property or the claims to be dropped, in accordance with all applicable regulations.

5.8.
Assignment. During the Option, neither party will assign, dispose or otherwise transfer any interest in the Agreement or in the Property to any third party except with the consent of the other party, such consent not to be unreasonably withheld.

6.	The Joint Venture

6.1.
Joint Venture Agreement. Upon the Option Vesting occurring, a joint venture agreement in the form attached hereto as Schedule "D" will be deemed to have been entered into between Seabridge and Quincy, provided that the parties may, by mutual consent, enter into such other form of agreement as is acceptable to both parties.

6.2.
Increase in Interest. Upon the Option Vesting occurring, Quincy shall have a one-time further option to increase its interest in the Property from 50% to 62.5% by (i) agreeing to fund 100% of the costs to complete a Feasibility Study (as defined in Section 6.3) within three (3) years of electing to do so as herein provided, and (ii) by issuing Seabridge an additional two hundred and fifty thousand (250,000) common shares (the "Additional Share Payment") at the completion of the Feasibility Study. Within 90 days of Option Vesting, Quincy shall notify Seabridge in writing (the "Notice Date") whether it elects either (i) to complete a Feasibility Study within three (3) years of the Notice Date; or (ii) remain at a 50% interest.

6.3.
Feasibility Study. For the purposes of Paragraph 6.2, a "Feasibility Study" means a study that has been vetted by a recognized independent minerals industry consulting firm and in a form customarily required by third-party financing organizations showing the feasibility of placing the Property into production, in such form and detail and using such assumption as to mineral prices customarily used in determining the viability of mining projects such as the Property and including a reasonable assessment of the mineable mineral reserves and their amenability to milling, a complete description of the work, equipment and supplies required to bring the Property into production and the estimated cost thereof, a description of the mining methods to be employed and a financial appraisal of the proposed operations supported by explanations of the following information:

	(a)	a description of that part of the Property to be covered by the proposed mine,

	(b)	the estimated recoverable reserves of minerals and the estimated composition and content thereof, including the effect of grade, dilution and impurities,

	(c)	the proposed procedure for development, mining and production,

	(d)	results of milling amenability tests (if any),

(e)
the nature and extent of the facilities, if any, proposed to be acquired which may include mill facilities, if the size, extent and location of the ore body makes such mill facilities necessary or desirable, in which event the study shall also include a preliminary design for such mill, and the proposed mill site location, if any, or appropriate provisions for custom milling facilities,

(f)
the total costs, including capital budget, which are reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed mine, including a schedule of timing of such requirements,

	(g)	the results of all environmental impact studies for the Property and costs of such studies,

	(h)	the period in which it is proposed the Property shall be brought to production,

(i)
working capital requirements for the initial four (4) months of operation of the Property as a mine or such longer period as may be reasonably justified in the circumstances by the party doing the study,

	(j)	estimates of shutdown and reclamation costs, and

	(k)	the net present value of the Property.

Furthermore, during the period Quincy has elected to complete a Feasibility Study, Quincy shall be responsible for all Land Holding Fees, and any costs incurred in connection therewith.

If Quincy fails to complete the Feasibility Study within three (3) years of the Notice Date, or elects not to continue with its efforts to complete such a study and so advises Seabridge in writing, Quincy shall have forfeited its right to increase its Interest to 62.5% and Quincy's interest in the Joint Venture will remain at 50% notwithstanding any expenditures Quincy may have made toward a Feasibility Study.

6.4.
Buyback Right. In the event that (i) Quincy elects not to proceed with a Feasibility Study pursuant to Paragraph 6.2, or (ii) Quincy fails to deliver a Feasibility Study within the requisite time period, after having elected to do so pursuant to Paragraph 6.2, Seabridge may, for a period of 90 days, and at a cost of US$750,000, purchase Quincy's entire interest in the Property (the "Buyback Right"). In the event that Seabridge elects not to exercise its Buyback Right, a 50/50 joint venture shall continue with respect to the Property with Seabridge as the Operator.

6.5.	Joint Venture Interests. Upon formation of the Joint Venture, Quincy and Seabridge in accordance with their respective Interests will thereafter share all expenditures and obligations relating to the Property in accordance with their respective interests, all as set out in the Joint Venture Agreement.

6.6.
Purchase of Excluded Ounces. In the event that a Feasibility Study incorporates within the mine plan certain of the Excluded Ounces, these ounces shall be transferred to the Joint Venture at a price to be paid by Quincy to Seabridge equal to Quincy's working interest times the estimated gross operating margin of these ounces, less a 25% discount. Payment for these ounces will be due on a quarterly basis as they are produced.

GENERAL

7.  Right of First Offer

Each party shall have a right of first offer on any proposed transfer, assignment or other disposition ("Sell") by the other party of all or any portion of the interest in this Agreement. A party that wishes to Sell all or any portion of its interest in this Agreement shall first offer to Sell same to the other party for a price and on terms established by the party proposing to Sell. If the other party does not accept such offer within 30 days, the party proposing to Sell shall, for a period of 90 days, be entitled to Sell its offered interest in this Agreement, as the case may be, to a third party for the same or greater price and on the same terms or terms no more favourable to the third party.

8.  Area of Interest

During the term of this Agreement, should either party acquire and/or stake claims, exploration permits, mining leases or any other form of mineral rights or interest therein ("Additional Property") within an area of interest as lying within the Property and the area lying within two (2) miles of the outer boundaries of the Property ("Area of Interest") the Additional Property shall immediately become part of the Property. If no Joint Venture is formed hereunder, this Area of Interest obligation shall terminate when the Agreement terminates.

9.  Confidentiality and Press Releases

Seabridge agrees that the entering into of this Agreement and all data and information provided to or received by Seabridge from Quincy with respect to the Property shall be treated as confidential. Seabridge shall not disclose such information to third parties without obtaining the prior written consent of Quincy, such consent not to be unreasonably withheld, unless law or regulatory authority having jurisdiction requires the disclosure. Neither party shall make any publication or declaration or publicly divulge any information relating to the Property or this Agreement without obtaining the prior consent in writing from the other party. Such consent shall not be unreasonably withheld and cannot be withheld where applicable law requires public disclosure of such information. Each party shall provide no less than 24 hours advance notice to the other party to review any press release or public disclosure that it proposes with respect to this Agreement or the Property.

10. Entire Agreement

This Agreement including Schedules "A", "B", "C" and "D" hereto, constitutes the entire Agreement between Seabridge and Quincy pertaining to the Property and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written between Seabridge and Quincy, and there are no warranties, representations or other agreements between Seabridge and Quincy in connection with the Property except as set forth herein.

11. Headings

Headings in this Agreement are for reference and convenience only with no legal significance and do not expand, amend, alter or influence in any way the substantive provisions of the sections to which they refer.

12. Currency

References in this Agreement to monetary amounts are expressed in United States dollars.

13. Further Assurances and Agreements

Each of the parties to this Agreement shall take all such further steps and execute all such further and other documentation as may be necessary in order to more fully give effect to the provisions of this Agreement.

14. Counterparts

This Agreement may be executed in one or more counterparts, or by facsimile, each of which shall be deemed to be an original and all of which shall constitute one and the same document.

15. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Ontario.

IN WITNESS WHEREOF the parties have executed this agreement as of the date first written above.

QUINCY MINERALS INC.	SEABRIDGE GOLD CORPORATION

/s/ Daniel T. Farrell	/s/ Rudi Fronk
Daniel T. Farrell	Rudi Fronk
President	President